Exhibit 21.1
APAC CUSTOMER SERVICES, INC.
PARENT AND SUBSIDIARIES

[1]	100% ownership by APAC Customer Services, Inc.

[2]	40% owned by APAC Customer Services, Inc., and 60% owned by certain individual partners of Philippine counsel from Angara Abello Concepcion Regala & Cruz Law Offices (ACCRALAW®)

APAC Customer Services General Partner, Inc. (FEIN 36-4198932) was merged into APAC Customer Services, Inc. effective May 25, 2008.

APAC Customer Services of Illinois, Inc. (FEIN 36-4082216) was merged into APAC Customer Services, Inc. effective May 25, 2008.

ITI Holdings, LLC (FEIN 47-0791858) was cancelled effective May 25, 2008.

APAC Customer Services of Texas, LP (FEIN 36-4199020) was cancelled effective May 25, 2008.

APAC Customer Services, L.L.C. (FEIN 90-0294088) was cancelled effective May 23, 2008.

[3]	100% ownership by APAC Customer Services, Inc., formed July 9, 2009.

4	100% ownership by APAC Latin America, LLC.